Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

First Quarter 2017 Financial Results

TYSONS CORNER, Va., April 27, 2017 - MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise analytics and mobility software, today announced financial results for the three-month period ended March 31, 2017 (the first quarter of its 2017 fiscal year).

First quarter 2017 revenues were $120.6 million versus $119.0 million for the first quarter of 2016, a 1.3% increase. Product licenses and subscription services revenues for the first quarter of 2017 were $28.8 million versus $29.8 million for the first quarter of 2016, a 3.3% decrease. Product support revenues for the first quarter of 2017 were $70.5 million versus $68.5 million for the first quarter of 2016, a 2.9% increase. Other services revenues for the first quarter of 2017 were $21.3 million versus $20.8 million for the first quarter of 2016, a 2.6% increase. Foreign currency headwinds continued to have a negative impact on revenues for the first quarter of 2017.

Operating expenses for the first quarter of 2017 were $78.1 million versus $76.4 million for the first quarter of 2016, a 2.2% increase. MicroStrategy did not capitalize any software development costs during the first quarter of 2017 or 2016.

Income from operations for the first quarter of 2017 was $19.4 million versus $19.8 million for the first quarter of 2016. Net income for the first quarter of 2017 was $14.9 million, or $1.28 per share on a diluted basis, as compared to net income of $14.3 million, or $1.24 per share on a diluted basis, for the first quarter of 2016.

Non-GAAP income from operations, which excludes share-based compensation expense and restructuring costs, was $22.5 million for the first quarter of 2017 versus $21.3 million for the first quarter of 2016. The tables at the end of this press release include a reconciliation of income from operations to non-GAAP income from operations for the three months ended March 31, 2017 and 2016. An explanation of this non-GAAP measure is also included under the heading “Non-GAAP Financial Measure” below.

As of March 31, 2017, MicroStrategy had cash and cash equivalents and short-term investments of $618.5 million, as compared to $589.4 million as of December 31, 2016, an increase of $29.1 million. As of March 31, 2017, MicroStrategy had 9.4 million shares of class A common stock and 2.0 million shares of class B common stock outstanding.

Conference Call

MicroStrategy will be discussing its first quarter 2017 financial results on a conference call today beginning at approximately 5:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 5068747. A live webcast and replay of the conference call will be available under the “Events” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm. The replay will be available beginning approximately two hours after the call concludes until May 4, 2017 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 5068747. An archived webcast will also be available under the “Events” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm.

MicroStrategy Unveiled MicroStrategy 10.7™

In March 2017, MicroStrategy announced the general availability of MicroStrategy 10.7, the latest feature release to its MicroStrategy 10™ platform.  This release delivered a set of APIs that allows MicroStrategy customers to build almost any data connector and an extensive SDK to support the Data Connector API.  The Data Connector SDK opens a more extensive list of options for both IT and business users, allowing access to data sources including Eloqua, Amazon S3, OneDrive and more – all on top of secure authentication modes. The SDK includes documentation and instructions to make it easy to build and deploy new connections.

“Enterprises need both horsepower and flexibility to deploy business intelligence and data analytics solutions at scale,” said Tim Lang, CTO of MicroStrategy Incorporated. “MicroStrategy 10.7 extends the types of technologies that can connect to the platform by giving our customers direct pathways to the data resources they need. With this greater level of accessibility, our customers can draw more value from their existing investments to improve productivity, customer engagement and operational efficiencies.”

MicroStrategy 10.7 also added integrations with Natural Language Generation (NLG) providers Automated Insights and Narrative Science, letting users add Intelligent Narratives to their dashboards alongside their reports, graphs, and visualizations. With NLG, MicroStrategy users can read narratives that explain the patterns and trends in the data, making the platform more accessible to an even wider audience of business users. To see how MicroStrategy 10.7 supports Intelligent Narratives, watch this video.

“Our seamless integration with MicroStrategy reflects our common vision of empowering enterprises with data-driven intelligence. Narratives for MicroStrategy broadens the accessibility of this intelligence by automatically providing it in natural language,” said Mauro Mujica-Parodi, General Manager, Integrated Narrative Solutions & Applications at Narrative Science. “This technology partnership enables MicroStrategy clients to instantly receive and report Intelligent Narratives comprised of insights that matter most to their organizations.”

“The technology partnership between MicroStrategy and the Wordsmith® NLG platform is exciting because it gives MicroStrategy users control over the automation of narrative insights derived from their dashboards. Key metrics and data points that MicroStrategy users need to know are highlighted and summarized in a narrative form, updating in real-time as users explore their visualizations,” said Adam Smith, Chief Revenue Officer and Head of Partnerships at Automated Insights. “Now, MicroStrategy users can easily complement their complex dashboards with the most important takeaways condensed into a narrative that any user can understand, utilizing company-specific language.”

MicroStrategy 10.7 delivered a completely re-architected native connector, called the Hadoop Gateway, that leverages Apache Spark™ to increase scalability and performance while accessing data directly from HDFS. The release also made the Hadoop Gateway setup process easier and more seamless. Also, with version 10.7, the Hadoop Gateway can access more file types, including Parquet, Avro, and JSON formats. This functionality is in addition to previously supported .csv and text file formats.

Additional features for MicroStrategy Desktop™, MicroStrategy Web™, and MicroStrategy Mobile™ in version 10.7 include:

•	New Certifications for Data Sources
o	MicroStrategy 10.7 supports even more data sources and meets a number of new certification standards. New certifications available in version 10.7 include:
▪	MSAS 2016 (certified as a data warehouse)
▪	Amazon Aurora, MySQL Edition (certified as a data warehouse and metadata)
•	Custom Shapes on iOS Devices
o	MicroStrategy 10.7 delivers a consistent user experience in maps on iOS devices by allowing organizations to deploy custom shapes and area maps, supporting both .KML and .SHP files.
•	AppConfig Support in Android™
o

In addition to native integration support with AirWatch®, MicroStrategy 10.7 supports the implementation of AppConfig (formerly known as ACE) for standardized enterprise mobility management processes. This configures and helps secure applications on Android devices based on AppConfig guidelines. The integration with AppConfig facilitates more consistent, open, and simple ways to configure and help secure mobile applications.

Alongside the MicroStrategy 10.7 feature release, MicroStrategy 10.4™ Hotfix 3 was made generally available to customers. This hotfix improves overall product stability and includes 120 customer-requested enhancements and fixes across the platform. Furthermore, the hotfix is certified on SUSE Linux Enterprise Server 12, in addition to being available for Windows®, AIX™, and Solaris. For more information about MicroStrategy 10.4.3, please visit the MicroStrategy Community.

Leading Brands Represented MicroStrategy and Presented at Gartner Data and Analytics Summit

In March 2017, at the Gartner Data and Analytics Summit in Grapevine, Texas, MicroStrategy customers 3M Company and Reynolds American Inc. presented their best practices on evolving enterprise data discovery and Dr Pepper Snapple Group showcased its mobile applications built with MicroStrategy 10.

“MicroStrategy has a rich history of helping its customers build smarter enterprises,” said Michael J. Saylor, CEO of MicroStrategy Incorporated. “In the March 2017 Gartner Critical Capabilities for Business Intelligence and Analytics Platforms report, we feel the MicroStrategy platform performed exceptionally well in the use cases categories. At the Gartner Data and Analytics Summit, we’re letting our customers take the spotlight to show how MicroStrategy brings mobility to analytics and transforms BI at scale.”

The session, titled “How 3M and R.J. Reynolds Evolved from Simple Grids to Enterprise Data Discovery with MicroStrategy,” showcased how these customers successfully use MicroStrategy 10 to deliver self-service capabilities to end users. Attendees learned about rolling out data discovery to new departments, boosting platform user adoption, and maintaining data governance. Dr Pepper Snapple Group, another long-standing customer of MicroStrategy, showcased live demos of their MicroStrategy solutions. To recap how MicroStrategy performed in last year’s Gartner BI Bake-Off and view the capabilities demonstrated, visit our on-demand webcast here: https://www.microstrategy.com/us/webcast/watch-microstrategy-at-the-gartner-bi-bake-off.

MicroStrategy Highlighted Key Opportunities for 2017 in Analytics and Mobility at its January Symposium Series

In January 2017, MicroStrategy announced the locations for its 22 MicroStrategy Symposium Series events that were held in Q1 of 2017. Each one-day event, which took place in cities across North America, Europe, the Middle East and Asia, highlighted the functionalities of MicroStrategy 10.6™ and identified key analytics and mobility opportunities in 2017 for enterprises to pursue. The events also highlighted opportunities to drive the adoption of intelligence across organizations, reduce costs through tool consolidation, and empower the workforce to be more productive – all designed to help attendees plan and achieve their analytics goals for 2017.

Symposium attendees were presented with opportunities to network, attend workshops, and learn about real-world

MicroStrategy 10 applications from customers, including BMC Software, Cegid, Co-op, CTS Eventim AG & Co. KGaA, DFW International Airport, Omega World Travel, Staples, and TWIN-SET SIMONA BARBIERI.  The executive keynote, followed by a day filled with more than a dozen breakout sessions and hands-on workshops, covered new content spanning MicroStrategy’s Industry Solutions, Functional Solutions, Analytics, Mobility, and Usher™ offerings.  The Symposium Series offered several hands-on workshops for attendees to gain firsthand experience with MicroStrategy Desktop, the company’s free enterprise data discovery product.

MicroStrategy Hosted its 20th Annual World Conference, April 18-20, 2017 in Washington, D.C.

In April 2017, MicroStrategy hosted its 20th annual user conference, MicroStrategy World™ 2017, at the Gaylord National Resort & Convention Center. Nearly 2,900 individuals attended MicroStrategy World and learned how MicroStrategy 10 can empower them to make sense of large data volumes and answer their toughest business questions. Industry experts gathered in the nation’s capital to hear about the latest features of MicroStrategy 10, chose from more than 200 informative sessions, received hands-on technical training on key topics, experienced interactive demos, and networked with partners and peers at numerous social events.

MicroStrategy 10.7, the newest feature release on the MicroStrategy 10 platform, took center stage at MicroStrategy World. With a new set of APIs that allow MicroStrategy customers to build custom connectors to almost any data source and dashboard integrations with Natural Language Generation (NLG) providers, data analytics and business intelligence are now more accessible to a wider audience of business users. In addition, attendees gained analytics mastery, inspiration and ideas from customer experts during keynotes, interactive panel discussions and numerous customer success track sessions.

MicroStrategy and Datastrong Hosted “STEM for Her” Race at MicroStrategy World™ 2017

In April 2017, MicroStrategy sponsored and hosted a 5K run in association with Datastrong, a BI and data warehousing solutions provider, at MicroStrategy World 2017. All proceeds from the event benefitted STEM for Her, a non-profit foundation that supports young women and girls in the Washington, D.C. region who are interested in pursuing careers in science, technology, engineering and math fields of study.

“Through hands-on training and mentoring programs, we impact the lives of hundreds of young women in the local community,” said Marian McKee, Board Chair, STEM for Her. “When technology organizations, like MicroStrategy and Datastrong, come together and actively support programs that encourage gender diversity, they are 15 percent more likely to outperform their competitors.”

“Datastrong understands that science, technology, engineering, and math are what makes society progress and contribute to improving our future,” said Jacqueline Meriwether, Managing Partner at Datastrong. “Teaming up with STEM for Her provides the community at MicroStrategy World with opportunities to impact the young women and girls that will be the future talent in our technology organizations.”

“According to the U.S. Bureau of Labor Statistics, nearly 1.4 million computer science jobs will be available in America by 2020. At MicroStrategy, we are focused on supporting the young minds who aspire to fill those roles,” said Susan Cook, Executive Vice President of Sales for North America, MicroStrategy Incorporated. “Supporting this locally-based non-profit foundation directly benefits the young women and girls in the Washington, D.C. region who are aiming to hold a STEM-related career.”

The race was also supported by MicroStrategy’s “At The Table,” a cross-functional network for women at MicroStrategy that provides members with opportunities for professional development, networking, and support through learning and social events.

PetSmart® Powers Productivity, Analytics and Reporting with MicroStrategy 10

In February 2017, MicroStrategy announced that North America’s leading pet specialty retailer, PetSmart, Inc., deployed MicroStrategy 10 across its enterprise. With about 55,000 associates, more than 1,500 pet stores in the United States, Canada and Puerto Rico, and 204 in-store PetSmart PetsHotel® dog and cat boarding facilities, PetSmart turned to MicroStrategy’s mobile capabilities to empower its workforce and inform executives. The retailer has used MicroStrategy’s technology for nearly a decade and made the decision to upgrade to MicroStrategy 10. PetSmart launched its first internal mobile app in 2010 and now has nearly 20 internal apps built on MicroStrategy that are delivering key insights to senior leaders and associates across the enterprise.

“We deployed our first MicroStrategy Mobile app about seven years ago and since then are improving data accessibility across our enterprise,” said Brian Rensing, Sr. Director, Enterprise Information Management, PetSmart. “A mobile approach to our data analytics and business intelligence strategy dramatically increases our efficiency and puts insights into the palm of our associates’ hands. A wide range of users access our internal BI apps every day – even multiple times a day – including senior leaders, field associates, distribution center and store managers and associates across all functions of the company such as finance, marketing, HR and Store Ops. We are streamlining reporting with insightful and actionable data through our mobile apps and dashboards.”

PetSmart’s first mobile analytics app was deployed to improve data accessibility among executives and distribution center leaders. Rather than stopping at a single app, PetSmart continued to expand its use of the MicroStrategy Mobile platform and now has almost a dozen iPhone apps and five iPad apps, allowing the company to democratize data beyond executives to district managers, regional vice presidents, and field and store leaders.

Crate and Barrel Chose MicroStrategy for “Real-time, Modern BI Solution at Enterprise Scale”

In February 2017, MicroStrategy announced that Crate and Barrel, an industry-leading home furnishings specialty retailer, chose MicroStrategy 10 to power its analytics and mobility applications, beginning with its store operations, finance, and planning and allocation departments. Crate and Barrel switched to MicroStrategy for its data analytics needs so business users can gain real-time access to BI tools, even while they speak with customers in stores. The rollout of Crate and Barrel’s mobile and analytics tools put the power of MicroStrategy 10 in the hands of executives, merchants, analysts and store managers in 170 Crate and Barrel stores throughout the United States.

“Because MicroStrategy 10 gives us mobile functionality, real-time data access, and self-service features at enterprise scale, we can fundamentally change business reporting and the customer shopping experience for the better,” said Mike Relich, COO, Crate and Barrel. “We’re getting MicroStrategy 10 in the hands of our store and field managers via tablet apps so store associates have inventory and sales data precisely when customers need it. At an enterprise level, MicroStrategy 10 also moves our organization away from static reporting, with real-time, self-service tools to unlock strategic insights.”

With MicroStrategy 10’s self-service model, Crate and Barrel’s business users are creating reports on demand. They are quickly accessing intuitive and timely reports, and mining data for insights. Additionally, store and field managers have more impactful conversations with employees by accessing real-time data on their mobile devices.

InfoCepts’ Team of Consultants Certified on MicroStrategy 10

In January 2017, MicroStrategy and InfoCepts, a leading developer of business intelligence and data warehousing systems, announced that 450 InfoCepts consultants were certified on MicroStrategy 10. With this certification, InfoCepts consultants are equipped to provide expert technical counsel and data support to organizations seeking an enterprise-grade analytics solution or looking to stay current with the newest functionality and features offered in the latest version of the MicroStrategy platform.

“MicroStrategy 10 provides features and updates that our customers need in order to implement successful business intelligence programs and make the most of their data,” said Rohit Bhayana, Managing Partner, InfoCepts. “With a strong team of certified consultants, we’re affirming our responsibility to our customer’s unique data needs and optimizing their enterprise analytics solutions for maximum return on investment.”

InfoCepts’ consulting expertise on MicroStrategy’s software solutions spans a wide range of business intelligence needs. The firm offers strategic planning and business case development, custom dashboard and mobile app development, 24-hour system support, and more. Consultants work with some of the world’s largest companies across a number of industries, including retail, media and entertainment, life sciences, telecommunications, manufacturing and CPG.

Data Analytics Reseller QueBIT Adds MicroStrategy to its Portfolio of Solutions

In January 2017, MicroStrategy announced that QueBIT, a leading data analytics reseller and consulting group, began offering the MicroStrategy 10 platform. QueBIT sells existing data analytics solutions and advises nearly 500 organizations on which products to implement. Focused on working with businesses across a wide range of industries—including education, banking, healthcare, life sciences and manufacturing—QueBIT also provides training sessions, as well as their own solutions and FrameWORQ products.

Gary Quirke, Chief Executive Officer of QueBIT stated, “QueBIT is delighted to have entered into a business partnership with MicroStrategy. We have admired the MicroStrategy enterprise software platform for many years and believe that MicroStrategy’s vision for next-generation mobile analytics sets them apart in an increasingly disruptive marketplace. We believe technologies like Usher™ will be game-changing for our customers as we enter the era of the third platform and the Internet of Things.”

Non-GAAP Financial Measure

MicroStrategy is providing a supplemental financial measure for income from continuing operations that excludes the impact of share-based compensation arrangements and restructuring activities. This financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage and evaluate business performance and to help make operating decisions. MicroStrategy believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis because it excludes a significant non-cash expense that MicroStrategy believes is not reflective of its general business performance and restructuring charges that we believe are not reflective of ongoing operating results. In addition, accounting for share-based compensation arrangements requires significant management judgment and the resulting expense could vary significantly in comparison to other companies. Therefore, MicroStrategy believes the use of this non-GAAP financial measure can also facilitate comparison of MicroStrategy’s operating results to those of its competitors.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise analytics and mobility software. The Company’s mission is to provide enterprise customers with a world-class software platform and expert services so they can deploy unique intelligence applications. To learn more, visit MicroStrategy online, and follow us on Facebook and Twitter.

MicroStrategy, MicroStrategy 10.7, MicroStrategy 10.6, MicroStrategy 10.4, MicroStrategy 10, MicroStrategy Web, MicroStrategy Mobile, MicroStrategy Desktop, and Usher are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 10.7; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; competitive factors; general economic conditions, including economic uncertainty in the retail industry, in which the Company has a significant number of customers; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

MSTR-F

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)	(unaudited)
Revenues
Product licenses	$21,012	$22,399
Subscription services	7,772	7,354
Total product licenses and subscription services	28,784	29,753
Product support	70,490	68,497
Other services	21,302	20,765
Total revenues	120,576	119,015

Cost of revenues
Product licenses	1,672	2,136
Subscription services	3,039	3,092
Total product licenses and subscription services	4,711	5,228
Product support	4,334	3,273
Other services	14,087	14,322
Total cost of revenues	23,132	22,823

Gross profit	97,444	96,192

Operating expenses
Sales and marketing	39,410	36,577
Research and development	18,426	17,575
General and administrative	20,257	22,219
Restructuring costs	0	25
Total operating expenses	78,093	76,396

Income from operations	19,351	19,796
Interest income, net	837	403
Other expense, net	(1,856)	(1,668)
Income before income taxes	18,332	18,531
Provision for income taxes	3,465	4,259
Net income	$14,867	$14,272

Basic earnings per share (1):	$1.30	$1.25
Weighted average shares outstanding used in computing basic earnings per share	11,439	11,408

Diluted earnings per share (1):	$1.28	$1.24
Weighted average shares outstanding used in computing diluted earnings per share	11,593	11,479

(1)	Basic and fully diluted earnings per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$358,676	$401,975
Restricted cash	851	737
Short-term investments	259,816	187,408
Accounts receivable, net	73,394	83,319
Prepaid expenses and other current assets	11,718	11,548
Total current assets	704,455	684,987

Property and equipment, net	55,811	57,436
Capitalized software development costs, net	6,998	8,497
Deposits and other assets	5,639	5,695
Deferred tax assets, net	13,633	11,704
Total Assets	$786,536	$768,319

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$20,794	$36,628
Accrued compensation and employee benefits	33,111	43,323
Deferred revenue and advance payments, net	132,047	105,535
Total current liabilities	185,952	185,486

Deferred revenue and advance payments, net	12,634	13,915
Other long-term liabilities	15,614	16,447
Deferred tax liabilities	300	294
Total Liabilities	214,500	216,142

Stockholders' Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,812 shares issued and 9,407 shares outstanding, and 15,805 shares issued and 9,400 shares outstanding, respectively	16	16
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 2,035 shares issued and outstanding, and 2,035 shares issued and outstanding, respectively	2	2
Additional paid-in capital	548,184	543,974
Treasury stock, at cost; 6,405 shares	(475,184)	(475,184)
Accumulated other comprehensive loss	(9,961)	(10,743)
Retained earnings	508,979	494,112
Total Stockholders' Equity	572,036	552,177
Total Liabilities and Stockholders' Equity	$786,536	$768,319

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)	(unaudited)
Operating activities:
Net income	$14,867	$14,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,818	4,553
Bad debt expense	1,044	531
Deferred taxes	(1,812)	688
Share-based compensation expense	3,115	1,504
Excess tax benefits from share-based compensation arrangements	0	(1,266)
Changes in operating assets and liabilities:
Accounts receivable	9,584	11,915
Prepaid expenses and other current assets	(58)	(3,551)
Deposits and other assets	75	4
Accounts payable and accrued expenses	(16,295)	(3,093)
Accrued compensation and employee benefits	(10,795)	(4,083)
Accrued restructuring costs	0	(26)
Deferred revenue and advance payments	23,811	30,065
Other long-term liabilities	(833)	(686)
Net cash provided by operating activities	26,521	50,827

Investing activities:
Proceeds from redemption of short-term investments	91,140	63,500
Purchases of property and equipment	(820)	(193)
Purchases of short-term investments	(163,421)	(97,417)
Net cash used in investing activities	(73,101)	(34,110)

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	1,095	241
Payment of taxes relating to net exercise of employee stock options	0	(3,739)
Excess tax benefits from share-based compensation arrangements	0	1,266
Payments on capital lease obligations and other financing arrangements	(6)	(122)
Net cash provided by (used in) financing activities	1,089	(2,354)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	2,306	2,266
Net (decrease) increase in cash, cash equivalents, and restricted cash	(43,185)	16,629
Cash, cash equivalents, and restricted cash, beginning of period	402,712	292,959
Cash, cash equivalents, and restricted cash, end of period	$359,527	$309,588

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$21,012	$22,399
Subscription services	7,772	7,354
Total product licenses and subscription services	28,784	29,753
Product support	70,490	68,497
Other services:
Consulting	19,046	18,486
Education	2,256	2,279
Total other services	21,302	20,765
Total revenues	120,576	119,015

Cost of revenues
Product licenses and subscription services:
Product licenses	1,672	2,136
Subscription services	3,039	3,092
Total product licenses and subscription services	4,711	5,228
Product support	4,334	3,273
Other services:
Consulting	12,417	13,033
Education	1,670	1,289
Total other services	14,087	14,322
Total cost of revenues	23,132	22,823

Gross profit	$97,444	$96,192

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	March 31,	December 31,	March 31,
	2017	2016*	2016
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$11,305	$13,023	$13,088
Deferred subscription services revenue	18,139	18,303	17,593
Deferred product support revenue	167,933	162,781	164,667
Deferred other services revenue	9,210	10,015	7,411
Gross current deferred revenue and advance payments	206,587	204,122	202,759
Less: unpaid deferred revenue	(74,540)	(98,587)	(71,322)
Net current deferred revenue and advance payments	$132,047	$105,535	$131,437

Non-current:
Deferred product licenses revenue	$8,455	$9,118	$7,573
Deferred subscription services revenue	961	1,307	2,340
Deferred product support revenue	6,595	5,751	6,425
Deferred other services revenue	760	690	755
Gross non-current deferred revenue and advance payments	16,771	16,866	17,093
Less: unpaid deferred revenue	(4,137)	(2,951)	(6,910)
Net non-current deferred revenue and advance payments	$12,634	$13,915	$10,183

Total current and non-current:
Deferred product licenses revenue	$19,760	$22,141	$20,661
Deferred subscription services revenue	19,100	19,610	19,933
Deferred product support revenue	174,528	168,532	171,092
Deferred other services revenue	9,970	10,705	8,166
Gross current and non-current deferred revenue and advance payments	223,358	220,988	219,852
Less: unpaid deferred revenue	(78,677)	(101,538)	(78,232)
Net current and non-current deferred revenue and advance payments	$144,681	$119,450	$141,620

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)	(unaudited)
Reconciliation of non-GAAP income from operations:
Income from operations	$19,351	$19,796
Share-based compensation expense	3,115	1,504
Restructuring costs	0	25
Non-GAAP income from operations	$22,466	$21,325

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	March 31,	June 30,	September 30,	December 31,	March 31,
	2016	2016	2016	2016	2017
Subscription services	37	39	49	48	41
Product support	135	156	162	171	185
Consulting	455	452	458	453	447
Education	31	31	35	39	41
Sales and marketing	531	541	571	587	620
Research and development	499	532	528	512	522
General and administrative	317	314	317	323	306
Total headcount	2,005	2,065	2,120	2,133	2,162